FOR IMMEDIATE RELEASE                                     Contact: Kent A. McKee
Memphis, TN--October 10, 2008                                     (901) 753-3208

Mueller Industries, Inc. Repurchases $122.9 Million of Its 6% Subordinated
                      Debentures at Substantial Discount

      MEMPHIS, Tenn., Oct. 10 /PRNewswire-FirstCall/ -- Mueller Industries, Inc. (NYSE: MLI) announced today that it repurchased $122.9 million principal amount of its outstanding 6% Subordinated Debentures due 2014. In this privately negotiated transaction, the purchase price was at 84 percent of face value. Total cash used was approximately $106.6 million, including accrued interest of approximately $3.4 million. The remaining outstanding principal balance of the debenture issue totals $148.7 million. After giving effect to this purchase, the Company's cash position is approximately $200 million, or more than $5.00 per common share outstanding.

      Mr. Harvey L. Karp, Chairman, said, "Our financial position remains strong. The repurchase of debentures at a substantial discount enhances the long-term interests of the Company and its stockholders."

      Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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      Statements in this release that are not strictly historical may be
"forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.